EXHIBIT 10.55

INDEMNIFICATION AGREEMENT

AGREEMENT, dated as of [insert date] (this “Agreement”), by and between Henry Schein, Inc., a Delaware corporation (the “Company”), with its principal executive offices at 135 Duryea Road, Melville, New York 11747, and [insert name] (the “Indemnitee”), residing at the address set forth at the foot of this Agreement.  Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 9 hereof.

WHEREAS, the Indemnitee is serving as a [insert title] of the Company;

WHEREAS, under the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), directors and officers of the Company are entitled to be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware (the “DGCL”) in connection with any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such director or officer may become a party or may be threatened to be made a party or may be otherwise involved by reason of the fact that he or she is or was a director or officer of the Company;

WHEREAS, the indemnification provisions of both the Certificate of Incorporation and the DGCL are nonexclusive and contemplate that contracts may be entered into with a director or officer with respect to indemnification and the advancement of expenses; and

WHEREAS, the Board of Directors of the Company has unanimously determined that providing such contract to directors and officers would be in the best interest of the Company as it would assure directors and officers of the availability of indemnification in the future and thereby encourage their continued service to the Company;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and as a supplement to and in furtherance of the indemnification provisions of the Certificate of Incorporation and the DGCL, the Company and the Indemnitee hereby agree as follows:

Section 1.      Indemnification - General.

(a)     Except as and to the extent expressly provided in Section 1(b) of this Agreement, the Company shall indemnify the Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, penalties, fines and amounts paid in settlement) incurred by the Indemnitee or on the Indemnitee’s behalf if the Indemnitee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that the Indemnitee is or was a director, officer, employee, agent, partner or fiduciary of the Company or is or was serving at the request of the Company as a director, officer, employee, agent, partner or fiduciary of any other entity or by reason of anything done or not done by the Indemnitee in any such capacity; provided, however, that if such action, suit or proceeding is or was brought by or in the right of the Company to procure a judgment in its favor, no such indemnification shall be made in respect of any claim, issue or matter as to which applicable law expressly prohibits such indemnification by reason of an adjudication of liability of the Indemnitee to the Company, unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnification for such expenses and costs as such court shall deem proper.  The rights of the Indemnitee provided under the preceding provisions of this Section 1(a) and the rights set forth in the other Sections of this Agreement, shall not be deemed a substitute for, or in any way diminish or abrogate any of the rights of the Indemnitee under the Certificate of Incorporation, the DGCL or any other contract or agreement between the Company and the Indemnitee.  Any amounts for which the Indemnitee is entitled to indemnification hereunder shall be paid within 30 days after receipt by the Company of the Indemnitee’s written request for indemnification an (“Indemnification Request”) accompanied by reasonable evidence of the incurrence of the requested  amounts by or on behalf of the Indemnitee.

(b)     Notwithstanding anything in Section 1(a) to the contrary, the Indemnitee shall not be entitled to indemnification under this Agreement with respect to any claim, issue or matter if:  (i) the Indemnitee has not been successful, on the merits or otherwise, in the Indemnitee’s defense of such claim, issue or matter, (ii) the Company’s Board of Directors, by majority vote of the Disinterested Directors, even if constituting less than a quorum, or if the first sentence of Section 1(c) applies, Independent Counsel in accordance with the terms thereof, determines within 30 days after the final disposition of a claim, issue or matter (or, if the first sentence of Section 1(c) applies, within 30 days after the date on which the Independent Counsel is appointed in accordance with the terms thereof), that (x) the Indemnitee did not act in good faith and in a manner that the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company with respect to the subject matter of such claim, issue or matter and (y) with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe the Indemnitee’s conduct was unlawful, and (iii) either (x) the Indemnitee does not, within 180 days after such determination by the Board of Directors, initiate an action or arbitration for indemnification with respect to such claim, issue or matter pursuant to Section 4 of this Agreement, or (y) the Indemnitee does initiate such an action or arbitration and it is thereafter determined by a final and non-appealable judgment or a final arbitral award that Indemnitee is not entitled to such indemnification.  Subject to compliance by the Company with Sections 2 and 3 of this Agreement, payment of indemnification under Section 1(a) shall be stayed pending the final disposition of any action or arbitration referred to in the preceding clause (iii).  For purposes of this Section 1(b) (and without limitation), the termination of any claim, issue, or matter by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue, or matter.

(c)     If (i) there are no Disinterested Directors or (ii) a Change in Control has occurred and the Indemnitee so elects in writing by notice to the Board of Directors, then Independent Counsel shall be appointed for the purpose of determining if the Indemnitee did not act in good faith and in a manner that the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company with respect to the subject matter of any claim, issue or matter.  Any such determination shall be made by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee.  If a Change of Control shall not have occurred, the Independent Counsel shall be selected by the Board of Directors, and the Company shall give written notice to the Indemnitee advising him of the identity of the

Independent Counsel so selected.  If a Change of Control shall have occurred, the Independent Counsel shall be selected by the Indemnitee, and the Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected.  In either event, the Indemnitee or the Company, as the case may be, may, within 10 days after such written notice of selection has been given, deliver to the Company or to the Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 9 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion.  If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit.  If the first sentence of this Section 1(c) applies and no Independent Counsel is selected and serving within 30 days after receipt by the Company of an Indemnification Request, either the Company or the Indemnitee may petition the Court of Chancery of the State of Delaware for resolution of any objection which shall have been made by the Company or the Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel.  The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting hereunder, and the Company shall pay all reasonable fees and expenses of the Company and the Indemnitee incident to the selection and/or objection resolution procedures of this Section 1(c), regardless of the manner in which such Independent Counsel was selected or appointed. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 4, the Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

Section 2.      Advancement of Expenses.  The Company shall, from time to time upon the request of the Indemnitee and within ten business days after each such request, advance all Expenses incurred by or on behalf of the Indemnitee in connection with any claims, issues or matters as to which the Indemnitee may be entitled to indemnification pursuant to Section 1(a) hereof prior to the disposition of such claims, issues or matters.  Each request shall be accompanied by reasonable evidence of the incurrence of the Expenses covered thereby.  The Indemnitee hereby undertakes to repay any Expenses advanced if it shall ultimately be determined, in accordance with Section 1(b) or Section 4, that the Indemnitee is not entitled to be indemnified with respect to any claim, issue or matter, and to do so within 30 days after the later of (a) such determination pursuant to Section 1(b), or (b) the determination of a court or arbitrator, as the case may be, in a judicial proceeding or arbitration commenced pursuant to Section 4 hereof.

Section 3.      Presumptions and Effect of Certain Proceedings.

(a)     Neither the Indemnitee’s failure on the merits or otherwise, in the Indemnitee’s defense of any claim, issue or matter, nor the termination of any claim, issue or matter by judgment, order or settlement, shall of itself adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company or that, with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe the Indemnitee’s conduct was unlawful.

(b)     The Indemnitee shall be presumed to have acted in good faith and in a manner that the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company in connection with any claim, issue or matter, and with respect to any criminal action or proceeding, the Indemnitee shall be presumed not to have had reasonable cause to believe the Indemnitee’s conduct was unlawful, and the Company (including the Board of Directors) shall have the burden of proof to overcome such presumption.  No determination of the Board of Directors or Independent Counsel under Section 1(b) that the Indemnitee did not act in such manner or that the Indemnitee had such reasonable cause shall be a defense to any action or arbitration brought by the Indemnitee pursuant to Section 4 of this Agreement or create a presumption in any such action or arbitration that the Indemnitee did not act in good faith or in a manner that the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company or that, with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe the Indemnitee’s conduct was unlawful.

(c)     For purposes of any determination of good faith in connection with any issue, claim or matter, the Indemnitee shall be deemed to have acted in good faith if the Indemnitee’s conduct was based primarily on the records or books of account of the Company, including financial statements, or on information supplied to the Indemnitee by the officers of the Company in the course of their duties, or on the advice of legal counsel for the Company, or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company.  The provisions of this Section 3(c) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(d)     Actions of Others.  The knowledge and/or actions, or failure to act, of any director, officer, agent, or employee of the Company or relevant enterprise shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under this Agreement.

Section 4.      Remedies of Indemnitee.

(a)     In the event that: (i) advancement of Expenses is not timely made pursuant to Section 2 of this Agreement, (ii) the Board of Directors or Independent Counsel makes a determination in accordance with Section 1(b) that the Indemnitee is not entitled to indemnification with respect to any claim, issue or matter, or (iii) payment of indemnification is not timely made pursuant to Section 1(a) of this Agreement, the Indemnitee shall be entitled to an adjudication by the Court of Chancery of the State of Delaware of the Indemnitee’s entitlement to such advancement of Expenses or indemnification.  Alternatively, the Indemnitee, at the Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association.  The Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days after the date on which the Indemnitee first has the right to commence such proceeding pursuant to this Section 4(a).

(b)     If a determination shall have been made pursuant to Section 1(b) of this Agreement that the Indemnitee is not entitled to indemnification with respect to any claim, issue or matter, any judicial proceeding or arbitration commenced pursuant to this Section 4 shall be conducted in all respects as a de novo trial or arbitration on the merits, and the Indemnitee shall not be prejudiced by reason of that adverse determination, and the Company shall have the burden of proving that the Indemnitee is not entitled to indemnification on the grounds that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe the Indemnitee’s conduct was unlawful.

(c)     The Company shall be precluded from asserting in any judicial proceeding commenced under this Section 4 that the procedures and presumptions of this Agreement are not valid, binding, and enforceable and shall stipulate in such proceeding that the Company is bound by all the provisions of this Agreement.

(d)     In the event that the Indemnitee, pursuant to this Section 4, seeks judicial adjudication or an award in arbitration to: (i) enforce the Indemnitee’s rights under, or to recover damages for breach of, this Agreement, (ii) to enforce the Indemnitee’s rights under, or to recover damages for a breach of Article TENTH of the Certificate of Incorporation with respect to any claim, issue or matter, or (iii) recover under any directors’ or officers’ liability insurance policy maintained by the Company, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses incurred by or on behalf of the Indemnitee with respect to such judicial adjudication or arbitration, regardless of whether the Indemnitee ultimately prevails in such adjudication or arbitration.

Section 5.      Non-Exclusivity; Survival of Rights; Insurance; Subrogation.

(a)     The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law (including, without limitation, the DGCL, as it may be amended or judicially interpreted), the Certificate of Incorporation, the Company’s By-laws, any agreement, a vote of stockholders, a resolution of directors, or otherwise. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy hereunder, or otherwise.

(b)     To the extent that the Company maintains any directors’ or officers’ liability insurance policy or policies covering any directors, officers, employees, or agents of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise which any such person serves at the request of the Company, the Indemnitee shall continue to be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, or agent under such policy or policies.

(c)     In the event of any payment by the Company to or on behalf of the Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d)     The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement, or otherwise.

Section 6.      Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:  (a) the validity, legality, and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable, that is not itself invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; (b) such provision or provisions shall be deemed reformed to the extent necessary to be valid, legal and enforceable and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable, that is not itself invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 7.      Identical Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement.  Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 8.      Headings.  The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 9.      Certain Definitions.  For purposes of this Agreement:

(a)     A “Change in Control” shall be deemed to occur upon any of the following: (A) the acquisition by any one “person” (as such term is defined in §3(a)(9) of the Securities and Exchange Act of 1934, as amended, and used in §13(d) and 14(d) thereof, including a “group” as defined in §13(d) thereof) of 33% or more of the Company’s voting shares without the prior express approval of the Company’s Board of Directors; (B) the acquisition by any one “person” (as referred to in the preceding sentence) of more than 50% of the Company’s voting shares; (C) directors elected to the Board over any 24 month period not nominated by the Company’s Executive Committee represent 30% or more of the total number of directors constituting the Board at the beginning of the period (or such nomination results from an actual or threatened proxy contest); (D) any merger, consolidation or other corporate combination upon the completion of which the Company’s shares do not represent more than 50% of the combined voting power of the resulting entity; and (E) upon the sale of all or substantially all of the consolidated assets of the Company, other than a distribution to shareholders.

(b)     “Disinterested Director” means a director of the Company who is not and was not a party to the claim, issue or matter in respect of which indemnification is sought by the Indemnitee.

(c)     “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding.

(d)     “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and at the time of retention is not, and in the five years preceding the date of such retention has not been, retained to represent:  (i) the Company or the Indemnitee in any matter material to either such party or (ii) any other party to the claim, issue or matter as to which indemnification is being sought.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.  The Company shall undertake with Independent Counsel to pay the reasonable fees and Expenses of the Independent Counsel and to fully indemnify such counsel against any and all Expenses, claims, liabilities, and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

Section 10.  Modification and Waiver.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 11.      Notice by the Indemnitee.  The Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any claim, issue or matter as to which the Indemnitee may be entitled to indemnification hereunder.  The failure of the Indemnitee so to notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise.

Section 12.      Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed to the address of the Company (attention: General Counsel) or the Indemnitee set forth at the foot of this Agreement, or to such other address as may have been furnished to the Indemnitee by the Company or to the Company by the Indemnitee, as the case may be.  In the case of any notice, request, demand or other communication hereunder to the Indemnitee, a copy thereof shall be provided contemporaneously to such counsel, if any, as shall have been retained by the Indemnitee and identified to the Company as such.

Section 13.      Contribution.  To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement or under the Certificate of Incorporation is unavailable to the Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying the Indemnitee in connection with any claim, issue or matter, shall contribute to the amount incurred by the Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement, and/or for Expenses, in connection with such claim, issue or matter, in such proportion as reflects (i) the relative benefits received by the Company and the Indemnitee as a result of the event(s) and/or transaction(s) giving rise to such claim, issue or matter and/or (ii) the relative fault of the Company (and its directors, officers, employees, and agents other than the Indemnitee) and the Indemnitee in connection with such event(s) and/or transaction(s).

Section 14.  Successors; Binding Agreement.

(a)     The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such transaction had taken place.  Failure of the Company to obtain such express assumption and agreement at or prior to the effectiveness of any such transaction shall be a breach of this Agreement.

(b)     The Company may not assign this Agreement except in connection with, and to the acquiror of, all or substantially all of the business or assets of the Company, provided such acquiror expressly assumes and agrees in writing to perform this Agreement as provided in Section 14(a) hereof.

(c)     This Agreement shall inure to the benefit of and be enforceable by the Indemnitee and the Indemnitee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees; provided, however, that this Agreement may not be assigned by the Indemnitee.

Section 15.      Governing Law.  This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

HENRY SCHEIN, INC.

BY:
[insert name]
[insert title]

[insert name of Indemnitee]
Address: